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                                                       EXHIBIT 21.1


                             List of Subsidiaries

1.   Tag-It, Inc., a California corporation

2.   Tag-It Printing & Packaging Ltd., a BVI corporation

3.   Tagit de Mexico, SA de CV

4.   A.G.S. Stationery, Inc., a California corporation

5.   Pacific Trim & Belt, Inc., a California corporation

6.   A.G.S. Holdings, L.L.C., a Delaware limited liability company